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                             EXHIBIT NO. (24)
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                                                   EXHIBIT (24)

Extract from the minutes of a meeting of the Board of Directors of Consumers Power Company (the "Company" held on January 29, 1994.


                              - - - - - - - -


Proposed Issuance and Sale of Preferred Stock

              To continue to improve the Company's capital structure, management recommended that the Company issue and sell new series of Company Preferred Stock either present Preferred Stock and/or Class A Preferred Stock (expected to be approved at a Special Meeting of Shareholders to be held January 31, 1994) with the net proceeds of such sale(s) not to exceed $200 million. Management further recommended the appointment of a Special Committee to take any and all further action to
facilitate the proposed sale(s).   The matter was discussed fully.

              Upon motion duly made and seconded, the following resolutions were thereupon unanimously adopted:

                      RESOLVED: That the Board of Directors approves the issue and sale of new series of Company Preferred Stock, either Preferred Stock and/or Class A Preferred Stock of the Company, with net proceeds not to exceed $200 million, and the officers of the Company, and each of them, are authorized in their discretion, on its behalf, to execute and file with the Securities and Exchange Commission all requisite registration statements, papers and documents with respect to the registration, issue and sale of such new series of preferred stock, in such form as may be approved by the officers and directors of the Company executing the same, and to do all other things necessary to make any such registration effective, including the execution and filing of any necessary or appropriate amendments; and

                      RESOLVED FURTHER: That W. T. McCormick, Jr., S. K. Smith, Jr. and V. J. Fryling are appointed to a Special Committee of this Board of Directors, which shall have the full authority to act on behalf of the Board for the purposes of: (a) establishing one or more new series of Company Preferred Stock, with net proceeds not to exceed $200 million, establishing the rights and preferences thereof, and doing all acts and things as they deem necessary in order to issue such new series in accordance with the Articles of Incorporation; (b) determining the offering price, any underwriting discounts and the price to the Company of the proposed issuance and sale of said new series of Company Preferred Stock; and

                      RESOLVED FURTHER: That the officers of the Company, and each of them, are authorized to determine the jurisdictions in which appropriate action shall be taken to qualify or register for sale, or to request an exemption from such qualification or registration, under the securities or Blue Sky Laws, all or such part of the new series of Company Preferred Stock of the Company as they may deem advisable; to perform on behalf of the Company any and all such acts as they may deem necessary or advisable in order to comply with the applicable laws of any such jurisdictions, and in connection therewith, to execute and file all requisite papers and documents, including, but not limited to, applications, reports, surety bonds, irrevocable consents and appointments of attorneys for service of process; and the execution by such officers or any of them of any such paper or document or the doing by them of any act in connection with the foregoing matters shall conclusively establish their authority therefor from the Company; and

                      RESOLVED FURTHER: That the officers of the Company, and each of them, in their discretion and on its behalf, are authorized and empowered to execute and deliver one or more underwriting agreements as they deem appropriate for the proposed sale of the new series of Company Preferred Stock; and

                      RESOLVED FURTHER: That the officers of the Company, and each of them, are authorized to make application to the New York Stock Exchange for the listing on such Exchange of any new series of Company Preferred Stock of the Company; that Messrs. Alan M. Wright and Thomas A. McNish, and each one of them is, designated to represent the Company in connection with any application or applications for such listing(s) and to appear on behalf of the Company before such official or body of said Exchange as may be appropriate, such authority to make such changes, upon the advice of counsel, in said application(s) or in any agreements or other papers relating thereto as may be necessary or appropriate to conform with the requirements for listing; and

                      RESOLVED FURTHER: That the officers of the Company, and each of them, are authorized to have issued and to deliver, at one time or from time to time, certificates representing the number of such shares of the new series of Company Preferred Stock of the Company that may be sold pursuant to the foregoing resolutions; and

                      RESOLVED FURTHER: That the officers of the Company, and each of them, are authorized and empowered to execute and deliver all other documents, papers, applications, agreements and instruments by or on behalf of the Company and to do all acts and things they deem necessary or appropriate and as counsel may advise to carry out the intent and purpose of the foregoing resolutions.


                              - - - - - - - -

I, Thomas A. McNish, Secretary of Consumers Power Company, do hereby CERTIFY that the foregoing is a true and correct copy of resolutions duly and regularly adopted at a meeting of the Board of Directors of Consumers Power Company duly called and held on January 29, 1994, at which a quorum was in attendance and voting throughout, and that said resolutions have not since been rescinded but are still in full force and effect.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the seal of Consumers Power Company this 4th day of February, 1994.


                                   /s/ Thomas A. McNish
                               ___________________________________
                                  Thomas A. McNish
                                     Secretary
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Consumers Power Company
General Offices: 212 West Michigan Avenue, Jackson, MI 49201
                 (517) 788-0550





January 26, 1994


Mr. Alan M. Wright and
Mr. Thomas A. McNish
CMS Energy Corporation
Fairlane Plaza South, Suite 1100
330 Town Center Drive
Dearborn, MI  48126

We hereby make, constitute and appoint each of you our true and lawful attorney for each of us and in each of our names, places and steads to sign and cause to be filed with the Securities and Exchange Commission registration statement(s) and/or any amendment or amendments thereto, including post-effective amendment or amendments, to be accompanied in each case by a prospectus or supplemental prospectus and any necessary exhibits with respect to the issue and sale of approximately $200,000,000 aggregate amount of Company Preferred Stock.

Very truly yours,


  /s/William T. McCormick, Jr.
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     William T. McCormick, Jr.                 William U. Parfet


  /s/James J. Duderstadt                      /s/Percy A. Pierre
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     James J. Duderstadt                         Percy A. Pierre


  /s/Victor J. Fryling                        /s/Thomas F. Russell
- ----------------------------------          -----------------------------
     Victor J. Fryling                           Thomas F. Russell


  /s/Earl D. Holton                           /s/S. Kinnie Smith, Jr.
- ----------------------------------          -----------------------------
     Earl D. Holton                              S. Kinnie Smith, Jr.


  /s/Lois A. Lund                             /s/Robert D. Tuttle
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     Lois A. Lund                                Robert D. Tuttle


  /s/Frank H. Merlotti                        /s/Kenneth Whipple
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     Frank H. Merlotti                           Kenneth Whipple
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